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                                                                     EXHIBIT 5.h


                   INVESTMENT MANAGEMENT CONSULTING AGREEMENT


         THIS INVESTMENT MANAGEMENT CONSULTING AGREEMENT ("Agreement"), made this __ day of April, 1998 by and between Providentmutual Investment Management Company, a Pennsylvania corporation ("Adviser"), and Wilshire Associates Incorporated, a California corporation ("Advisory Consultant").

         Adviser and Advisory Consultant agree as follows:

1. Adviser hereby engages the Advisory Consultant to provide non-discretionary investment advisory services, as described herein, in connection with Adviser's management of the Large Cap Growth Portfolio, Small Cap Growth Portfolio, Large Cap Value Portfolio and Small Cap Value Portfolio (the "Portfolios") of Market Street Fund, Inc. (the "Fund"). Pursuant to this Agreement and subject to the oversight and supervision by the officers and the board of directors of the Fund, Advisory Consultant shall, from time to time, assist Adviser in developing proposals for the board of directors as to establishing and revising the investment objective(s), policies and restrictions of the Portfolios and identifying, selecting and evaluating other Advisory Consultants to invest and reinvest the assets of the Portfolios, or portions of the assets of the Portfolios.

2. Advisory Consultant hereby accepts engagement by Adviser in the foregoing capacity and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement. Advisory Consultant acknowledges that this Agreement is an investment advisory contract of the type referenced in Section 15(a) of Investment Company Act of 1940 (the "1940 Act").

3. In particular, Advisory Consultant shall assist Adviser gathering data and performing the quantitative analysis necessary to identify the styles and past performance of other potential new Advisory Consultants as well as performing similar ongoing quantitative analysis of the performance of each other Advisory Consultant. Advisory Consultant also shall assist Adviser to perform a continuing quantitative and qualitative evaluation of the skills and abilities of such other Advisory Consultants in managing assets pursuant to a particular management style. In this connection, Advisory Consultant shall provide Adviser and the officers and directors of the Fund with such reports and documentation as the latter shall reasonably request regarding Advisory Consultant's activities for the Adviser.

4. Advisory Consultant shall carry out its responsibilities under this Agreement in compliance with: (a) each Portfolio's investment objective, policies and restrictions as set forth in the Fund's then current registration statement, (b) such policies or directives as the Fund's directors from time to time may establish or issue, and (c) applicable law and related regulations. Adviser shall promptly notify Advisory Consultant in writing of changes to (a) or (b) above and shall notify Advisory Consultant in writing of changes to (c) above promptly after it becomes
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aware of such changes. Advisory Consultant shall promptly notify Adviser in writing in the event that Advisory Consultant becomes aware that any other Advisory Consultant does not, or cannot, perform its responsibilities under its sub-advisory agreement with Adviser.

5. Advisory Consultant is not responsible for implementing the investment objective(s) or policies of the Portfolios. In particular, Advisory Consultant is not responsible to place orders for the purchase or sale of securities or other investments for a Portfolio with brokers or dealers. In this connection, Advisory Consultant is not authorized to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash for the account of the Portfolios.

6. Advisory Consultant shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser, the Fund or the Portfolios or otherwise be deemed agents of Adviser, the Fund or the Portfolios.

7. Advisory Consultant is registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). Advisory Consultant shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Advisory Consultant ceases to be so registered as an investment adviser.

8. Advisory Consultant: (a) is duly organized and validly existing under the laws of the State of California with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services this Agreement, and (e) will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.

9. Adviser: (a) is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services this Agreement, and (e) will promptly notify Advisory Consultant of the occurance of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act. Adviser represents that the Fund is (and during the term of this Agreement, will remain) registered as an open-end management


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investment company under the 1940 Act and that the shares of the Fund's stock representing an interest in the Portfolio are (and during the term of this Agreement will remain) registered under the Securities Act of 1933 and under any applicable state securities laws.

10. Advisory Consultant has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Adviser and the Fund with a copy of that code, together with evidence of its adoption. Within 45 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice president of Advisory Consultant shall certify to Adviser or the Fund that, in connection with the services that it has provided under this Agreement, it has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of its code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation.

11. Advisory Consultant or an affiliated person of Advisory Consultant may act as broker for the Portfolios in connection with the purchase or sale of securities or other investments for the Portfolios, subject to: (a) the requirement that the Advisory Consultant (who is not Advisory Consultant or an affiliated person of Advisory Consultant) having investment discretion with regard to the Portfolio for which the purchase or sale is being executed, seeks to obtain best execution and price within the policy guidelines determined by the Fund's board of directors and set forth in the Fund's current registration statement; (b) the provisions of the Advisers Act; (c) the provisions of the Securities Exchange Act of 1934, as amended; and (d) other applicable provisions of law. Such brokerage services are not within the scope of the duties of Advisory Consultant under this Agreement. Subject to the requirements of applicable law and any procedures adopted by Fund's board of directors, Advisory Consultant or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Portfolios or the Fund for such services in addition to Advisory Consultant's fees for services under this Agreement.

12. For the services rendered, the facilities furnished and the expenses assumed by Advisory Consultant, Adviser shall pay Advisory Consultant at the end of each month a fee based on the average daily net assets of the Portfolios at the following annual rates:

                                      0.5%

Advisory Consultant's fee shall be accrued daily at 1/365th of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of the Portfolios shall be determined in the manner and on the dates set forth in the current prospectus of the Fund, and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined. In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within thirty business days of the date of termination.


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         During any period when the determination of net asset value is suspended, the net asset value of a Portfolio as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

13. Advisory Consultant hereby undertakes and agrees to provide, or assist the Adviser to create, in the form and for the period required by Rule 31a-2 under the 1940 Act, appropriate records relating to the information that it provides to Adviser under this Agreement about the Portfolios' investment sub-advisers that are required to be maintained by the Fund or Adviser pursuant to the requirements of paragraphs (b)(11) and (f) of Rule 31a-1 under the 1940 Act and such additional records as the Adviser may be required to create and maintain in connection with an order of the Securities and Exchange Commission exempting it and the Fund from the otherwise applicable shareholder approval requirements of
Section 15(a) of the 1940 Act in connection with the hiring of certain other sub-advisers for the Portfolios.

14. Advisory Consultant agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement, or specifically by Adviser or the Fund, or if such disclosure is required by federal or state regulatory authorities.

15. In the absence of willful misfeasance, bad faith or gross negligence on the part of Advisory Consultant or its officers, directors or employees, or reckless disregard by Advisory Consultant of its duties under this Agreement, Advisory Consultant shall not be liable to Adviser, the Portfolios, the Fund or to any shareholder of the Portfolios for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

16. This Agreement shall not become effective for any Portfolio unless and until it is approved by the board of directors of the Fund, including a majority of directors who are not parties to this Agreement or interested persons of any such party to this Agreement and a majority of the outstanding shares of the class of the Fund's stock representing an interest in the Portfolio. This Agreement shall come into full force and effect on the date which it is so approved for each Portfolio. This Agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by (a) the board of directors of the Fund, or by the vote of a majority of the outstanding shares of the class of stock representing an interest in the Portfolio to which it relates; and (b) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.


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17. This Agreement may be terminated (or terminated for any Portfolio) at any time without the payment of any penalty, by the Fund's board of directors, or by vote of a majority of the outstanding shares of the class of stock representing an interest in the Portfolio on sixty days written notice to the Adviser and Advisory Consultant, or by the Adviser, or by the Advisory Consultant, on sixty days written notice to the other. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the investment advisory agreement between the Adviser and the Fund regarding the Adviser's management of the Portfolios.

18. This Agreement may be amended by the parties only if such amendment is specifically approved by (a) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and, if required by applicable law, (b) the vote of a majority of the outstanding shares of the class of the Fund's stock representing an interest in each Portfolio to which the amendment applies.

19. The terms "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term "majority of the outstanding shares of the class" means the lesser of (a) 67% or more of the shares of such class present at a meeting if more than 50% of such shares are present or represented by proxy or (b) more than 50% of the shares of such class.

20. This Agreement shall be construed in accordance with laws of the Commonwealth of Pennsylvania, and applicable provisions of the Advisers Act and 1940 Act.

21. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ATTEST:                          Providentmutual Investment Management Company


__________________________       By:_______________________________________
                                    Title:      President


ATTEST:                          Wilshire Associates Incorporated


__________________________       By: ______________________________


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                                 Title: ___________________________


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